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                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE
October 16, 2001

Contact:  John Breed                      Joele Frank or Andy Brimmer
          Cooper Industries, Inc.         Joele Frank, Wilkinson Brimmer Katcher
          (713) 209-8835                  (212) 355-4449


           COOPER INDUSTRIES EXPECTS THIRD QUARTER EARNINGS TO EXCEED
                       CURRENT CONSENSUS ANALYST ESTIMATES

                EXPLORATION OF STRATEGIC ALTERNATIVES "ON TRACK"

         HOUSTON, TX, October 16, 2001 -- Cooper Industries, Inc. (NYSE:CBE) today reported that it expects third quarter earnings to be in the range of $.77 to $.78, above current consensus analyst estimates of $.74 per share. The Company also expects to report another quarter of strong cash flow. Further details on the Company's third quarter performance will be provided in the earnings press release and conference call scheduled for Tuesday, October 23, 2001.

         Cooper also said that the process related to its exploration of strategic alternatives to maximize shareholder value - including the exploration of mergers, sales, strategic alliances, acquisitions or other similar strategic alternatives - is on track, with multiple parties expressing interest for the entire Company.

         Cooper also commented on asbestos issues related to Federal-Mogul Corporation. In October 1998, Cooper Industries, Inc. sold its Automotive Products businesses to Federal-Mogul Corporation. These businesses were operated through subsidiary companies, not by Cooper Industries, Inc. directly, and the stock of those subsidiaries was sold to Federal-Mogul.

                                    - more -

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COOPER INDUSTRIES                                                         PAGE 2

         Federal-Mogul Corporation indemnified Cooper Industries for the liabilities of the subsidiary companies. Federal-Mogul has indicated to Cooper that it may not honor its indemnity for claims specifically related to just Abex products, which were included as part of the overall Automotive Products transaction.

         Cooper does not believe the potential exposure for the Abex-related liabilities is material to Cooper. Furthermore, Cooper is preserving its rights as a creditor for breach of Federal-Mogul's indemnification to Cooper and its rights against the subsidiary, Federal-Mogul Products, Inc. In addition, Cooper believes that significant insurance is available for the Abex claims.

         Cooper Industries, with 2000 revenues of $4.5 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's Internet site:
www.cooperindustries.com.

        Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including but not limited to: 1) the pace of recovery of the domestic economy; 2) the level of market demand for the Company's products and improvement in electronic and telecommunications sectors; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 4) competitive pressures and future global economic conditions; and 5) the ability to realize the benefits of the reorganization, if implemented.

        Further information regarding these and other risk factors is set forth in Cooper's filings with the Securities and Exchange Commission, including Cooper's Annual Report on Form 10-K.

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